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Exhibit 5.1

September 23, 2004

Opinion of Ropes & Gray LLP

Carter's, Inc.
The Proscenium
1170 Peachtree Street, NE, Suite 900
Atlanta, GA 30309

Re: Carter's, Inc. Registration Statement No. 333-118630; 1,220,810 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the registration by Carter's, Inc., a Delaware corporation (the "Company"), of an additional 1,220,810 shares of common stock, par value $0.01 per share (the "Securities"), pursuant to Rule 462(b) of the Securities Act of 1933 (the "Act"), on Form S-1 filed with the Securities and Exchange Commission on September 23, 2004 (the "Registration Statement").

        We have acted as counsel for the Company in connection with the sale of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed that concurrently with the closing of the offering Mr. Rowan will pay the exercise price for the 186,220 shares of common stock being sold in the offering that are currently subject to options.

        The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

        Based upon and subject to the foregoing, we are of the opinion that the Securities, when sold, will have been duly authorized and fully paid and will be non-assessable.

        We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Common Stock."

        This opinion may be used only in connection with the offer and the sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

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Opinion of Ropes & Gray LLP